For the period ending  9/30/99
File number  811-3333                                               All Series


Sub-Item  77Q1: Exhibits
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On February 11, 1999, the Board of Directors approved changes to the by-laws.  A shareholder may authorize another person to act as proxy for the shareholder by authorizing a person or organization to execute a proxy for the shareholder pursuant to telephonic or electronically transmitted instructions.